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                     September 23, 2022

       Ke Chen
       Chief Financial Officer
       ReneSola Ltd
       3rd Floor, 850 Canal St.
       Stamford, CT 06902

                                                        Re: ReneSola Ltd
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-33911

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing